                                                                    EXHIBIT 10.9




                   DESIGN, MANUFACTURING AND SUPPLY AGREEMENT

         This Design, Manufacturing and Supply Agreement and all attachments (called the "Agreement") is made by United States Surgical Corporation ("Buyer"), having its principal place of business at 150 Glover Avenue, Norwalk, Connecticut 06856, and SeaMED Corporation ("Contractor"), having its principal place of business at 14500 NE 87th Street, Redmond, Washington 98052. This Agreement sets forth the mutual understanding by which the Buyer and the Contractor will conduct business for the life of this Agreement.

         Whereas, the Contractor has the facilities and expertise to design, manufacture, test and supply electronic devices in accordance with GMP and ISO 9000 practices; and

         Whereas, Buyer desires to engage the services and the facilities of Contractor for the design, manufacture and supply of several electronic devices described in Exhibit B (each hereinafter a "Product" and collectively the "Products") and other related electronic assemblies as may be specified in the future;

         Therefore, subject to the due execution and delivery of this Agreement by the parties hereto, in consideration for the below mutual covenants and agreements, both parties agree as follows:

I.       DEFINITIONS

         (A) "Qualification Testing" shall be defined as the systematic process of comparing the actual operation of production units to the functional and engineering specifications and to the established qualification test procedure.

         (B) "Verification Testing" shall be defined as the systematic process of comparing the actual operation of engineering prototypes of the product to the functional and engineering specifications.

         (C) "Medical Device Reporting" ("MDR") shall be defined as any event associated with the use of the Product which is required to be reported to the FDA in accordance with 21 CFR Part 803.

         (D) "Device Master Record" shall be defined as the file containing all pertinent records relative to design, specifications, formulations, complete manufacturing procedures and quality assurance requirements relative to production of this medical Product and its subassemblies.

         (E) "Device History Record" shall be defined as the compilation of records containing the complete production / maintenance history of a finished Product and showing latest revision history, maintenance history and any other records required by the FDA.

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         (F) "Certificate of Compliance" shall be defined as Contractor's notification that the Product (including subassemblies for service) conforms to all established qualification criteria agreed to between both the Contractor and Buyer.

         (G) "Buyer's Equipment" shall be defined as capital equipment such as production molds, fixtures or testing equipment purchased for and charged to the Buyer specifically to manufacture and test the Product.

         (H) "Product Complaint" shall be defined as failures which occur in use which lead to events requiring reporting under the MDR or failures which occur prior to the minimum life expectancy of the component or assemblies, latent defects or software anomalies.

         (I) "Pre-production Product" shall be defined as the fabrication of products in the manufacturing area under full GMP control using pre-production released documentation.

         (J) "ISO 9000" shall be defined as the standard established and identified as ISO 9000 by the International Standards Organization.

II.      GENERAL TERMS AND CONDITIONS

         A. During the term of this Agreement, Contractor shall use its best efforts to render all services and provide all deliverables specified in Exhibit B, within the time parameters and cost estimates established therein. Subject to the terms and conditions contained in this Agreement, Contractor agrees to sell to Buyer, and Buyer agrees to purchase from Contractor, during the Purchase Term (as defined in Section IV below), all of Buyers requirements for the Products; however, the foregoing does not obligate Buyer to purchase any specific quantity but only establishes the terms and conditions for such purchases if they occur. All such quantities shall be specified on Buyers Purchase Orders, issued under the provisions of this Agreement and incorporated herein by reference.

         B. If any term of this Agreement conflicts with any term of an issued Purchase Order, this Agreement shall take precedence. Any terms or conditions not covered under this Agreement must be specified on the front of purchase orders and must be mutually agreed to by both the Buyer and Contractor.

         C. Buyer may add products to the list of "Products" available for purchase hereunder by adding such products to a Purchase Order that is accepted by Contractor. Such added products shall be deemed 'Products" as defined herein as though listed in Exhibit B at the time of executing this Agreement. The price for which such added products shall be available for purchase under this Agreement shall be as stated on such accepted Purchase Orders(s), subject to the provisions of this Agreement. The Buyer shall amend Exhibit B to reflect the added Products and relevant pricing.

         D. Payment - Payment for design, testing, engineering and other preproduction services described in Exhibit A, and for any Products purchased by Buyer hereunder shall be due




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[*] calendar days subsequent to the date of invoice, which invoice date, in the case of invoices relating to the purchase of Products, shall be no earlier than the date of Contractor's shipment of such Products to Buyer. [*]

III.     PURCHASE ORDERS

         A. The term "Purchase Order" shall mean Buyer's written Purchase Order form and any documents incorporated therein by reference.

         B. Acceptance by Contractor is limited to the provisions of the Agreement and the Purchase Order. No additional or different provisions proposed by Buyer shall apply and are hereby rejected. In addition, the parties agree that this Agreement and issued Purchase Orders constitute a Contract for the Sale of Goods and satisfy all statutory and legal formalities of a contract.

IV.      PURCHASE TERM

         A. The "Purchase Term" as to any Product shall begin upon completion of all preproduction phases for such Product, and acceptance by Buyer of the Product to revision "A" drawings for that Product, and end [*] after the date of the first sale of production units of any Product from Contractor to Buyer. Production units shall be defined as units which are released and manufactured to Revision A level drawings by the Contractor. This Agreement governs Purchase Orders issued by Buyer during the Purchase Term and any mutually agreed extension so long as Buyer has requested delivery of Product within two (2) months beyond the end of the Purchase Term or any extension.

         B. [*]

         C. Notwithstanding the foregoing, the Purchase Term shall terminate immediately upon the termination, pursuant to Article XlV, of the term of this Agreement.

V.       PRICING

         A. DESIGN, ENGINEERING AND TESTING PRICING, and pricing for related services provided during or prior to Phase IV for any Product (excluding only pricing for purchase of preproduction units) shall be equal to [*] . Cost of time shall be [*] for Project Directors, [*] for engineers (other than design engineers), [*] for design engineers, and [*] for technicians, draftsmen and others. [*]


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* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under rule 24b-2 under the Securities Exchange Act of 1934, as amended.


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         B. [*]


         C.       PRODUCTION PRICING

                  (i) Initial production pricing shall be established within [*] of completion of the pre-production units. Labor and material costs determined from pre-production and the pricing formula (the "Pricing Formula") in Exhibit A-2 shall be used to establish the initial selling price, and Contractor agrees to participate with Buyer in ongoing cost reduction efforts. The selling price shall be subject to adjustment [*] Contractor agrees to allow Buyer to examine and copy Contractor's books and records as and when Buyer requests, during Contractor's normal business day, for verification of material and labor costs. All copies of such books and records shall be treated by Buyer as Contractor's confidential information, to the same manner that Contractor is required to treat Buyer's information confidentially pursuant to Section
                  VIII. Rates will be fixed for one (1) year from completion of pre-production units.

                  (ii) [*] Buyer shall have no liability for such taxes if it has complied with statutory resale tax certificate requirements. If Buyer is liable to pay these taxes, such taxes shall be specifically listed in Contractor's invoice.

VI.      DELIVERY, LEAD-TIME AND FLEXIBILITY

         A. Buyer's Purchase Orders shall state Contractor's committed delivery date for Product. Time and rate of delivery are of the essence for all purchases made under this agreement. The minimum agreed period between Buyer's issuance of a Purchase Order and the scheduled delivery date ("Leadtime") shall be determined at the time orders are placed with the Contractor.


-------------
* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


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         B. All shipments shall be F.O.B. [*], with title passing to Buyer at time of delivery. [*]

         C. Buyer may require that shipments of Products under this Agreement be shipped by Contractor to various destinations. The Purchase Order issued by the Buyer will clearly specify the "SHIP TO" location for each Product.

         D. Buyer may, without cost or liability, increase or decrease the quantity specified in its Purchase Orders, within the following parameters:

            [*] Months         Firm PO's, May move up to [*] of scheduled
                               deliveries on PO's out 30 days without penalty,
                               or in 30 days depending on material
                               availability.

            [*] Months         May move up to [*] of scheduled deliveries on
                               PO's out 60 days without penalty, or in 60 days
                               depending on material availability.

            [*] Months         Delivery slides [*] will require an inventory
                               deposit.

         E. Buyer shall use reasonable efforts to forecast it's intended purchases on a rolling twelve (12) month basis. Contractor will use the 7-12 month forecast to procure long lead materials which may impact future deliveries and to determine economic order quantity buys to reduce the recurring pricing to the Buyer. Contractor will use its best effort to inform Buyer of a need to authorize procurement of long lead materials beyond firm purchase orders to protect Buyer's future demand.

         F.        EXCESS AND OBSOLETE MATERIALS

         (i) During the performance of this Agreement, Contractor will purchase materials to support the purchase requirements of the Buyers program. Certain materials which Contractor will acquire will be subject to minimum-buy requirements, scrap and attrition additions, and quantity price breaks which may result in excess material accumulation. Additionally, design changes may cause other materials to become obsolete.

         (ii) During the performance of this Agreement, Contractor will provide Buyer with periodic updates of the status and amount of excess or obsolete material.

         (iii) Contractor will use its best efforts to minimize the quantity and cost to Buyer of excess and/or obsolete materials relating to the production of Products, and whenever possible, return the same to Contractor's supplier or use the same in the manufacture of other Products for Buyer or other products for Contractor's other customers. Such effort will be coordinated with Buyer when possible. However, final costs associated with the

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* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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         accumulation of excess and obsolete materials, if any, which cannot be so returned or used, shall be chargeable to and payable by Buyer in an amount equal to Contractor's cost plus material burden, but without profit. In no event shall Buyer be liable for any costs resulting from design changes, unless, prior to implementation of such changes, Contractor has advised Buyer in writing of the estimated amount of the costs. At Buyer's option, any excess and/or obsolete materials for which Buyer pays associated costs shall become the property of Buyer upon payment, and shall be held by Contractor, without further charge to Buyer, for disposition pursuant to Buyer's instructions within 90 days.

VII.     WARRANTY

         A.       LIMITED WARRANTY

         (i) Contractor warrants for [*] from date of shipment to Buyer's, its subsidiary's or its distributor's customer from Buyer's, its subsidiary's or distributor's facility that all Products shall be free from defects in material and workmanship, and shall conform to applicable specifications, drawings, samples and descriptions referred to in this Agreement (provided, however, such [*] shall be reduced to the extent, if any, that shipment to such customer from Buyer's, its subsidiary's or distributor's facility occurs more than [*] from date of invoice to Buyer and further provided that, other than repackaging of the Products in kit form or otherwise, the relevant Product has only been subject to customary receiving and inspection at all such facilities). Contractor warrants it has the right to convey the Products and that the Products are, and, upon delivery to Buyer, shall be free of all liens and encumbrances. These warranties shall survive any inspection, delivery, payment, and termination of this Agreement, and shall run to Buyer, its and its subsidiary's and distributor's customers, and Buyer's successors, and assigns.

         (ii) Contractor shall correct defects in Products at its facility. At Buyer's option, Contractor shall complete an assessment of any returned Product, (typically within five (5), but in any case, within ten (10), days of receipt), and repair or replace all defective Product (typically within fifteen (15), but in any case, within thirty (30), days of receipt), unless otherwise specified. Turn-around times may vary depending on the complexity of the Product. Inbound freight will be the responsibility of Buyer. Contractor agrees to pay return freight to Buyer or, at Buyer's election, to the customer and method of shipment shall be consistent with the method of inbound freight to the Contractor.

         (iii) Contractor warrants that all Products shall be produced, manufactured and assembled - in compliance with all applicable federal and state laws and rules and regulations, including but not limited to The Food, Drug and Cosmetic Act of 1938 as amended and all regulations promulgated thereunder, including without limitation, Good Manufacturing Practices ("GMP's") for medical devices, and with ISO 9000 requirements.

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* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


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         B.       NON-WARRANTY

         Repair services outside the scope of the warranties described in this
Section VII shall be provided by the Contractor and/or the Buyer pursuant to a Repair and Service Agreement, if any, negotiated in good faith by the parties and signed following execution of this Agreement.

         C.       SUPPLY OF REPLACEMENT PARTS

         (i) Contractor agrees to provide Buyer, upon request, Buyer's requirements of replacement parts or a designee of the Buyer to: (a) provide non-warranty repair services to Buyer's customers, should Contractor not provide such repairs, and (b) provide warranty repair services at authorized third-party service centers world-wide selected by Buyer with Contractor's consent. Buyer shall pay for such replacement parts, provided pursuant to (a) above, consistent with Contractor's current spares pricing methodology, plus freight and shipping charges actually incurred by the Contractor. The cost of replacement parts required pursuant to (b) above, including freight and shipping charges, shall be at the Contractor's expense as part of its warranty services. Contractor shall not provide warranty service through third-party repairs without the consent of Buyer.

         (ii) Contractor warrants that for a period of time beginning on the date of delivery to the Buyer or the Buyer's designee of any replacement parts provided pursuant to this Section VII. C, and continuing thereafter for [*] following delivery of such replacement parts to the Buyer's, its subsidiary's or distributor's customer (but in no event more than [*] from the date of delivery of such replacement parts to the Buyer or its designee or less than the balance of warranty coverage applicable pursuant to Section VII. A., to the Product for which such replacement part is provided), each such part shall be free from defects in material and workmanship. In the event any replacement part provided pursuant to this Section VII does not conform with the above, the Buyer or, at the Buyer's option, the Buyer's designee shall return such replacement part to the Contractor, and the Contractor shall, within seven (7) days following receipt, promptly repair or replace such replacement part without charge and refund to the Buyer or the Buyer's designee freight paid by the Buyer or the Buyer's designee for the original and return shipment, such freight cost not to exceed the then current surface rate, freight charge charged by United Postal Service ("UPS') or, if such UPS freight charge is not readily available, the rate charged by a shipping company similar to UPS.

VIII.    CONFIDENTIAL INFORMATION AND ADVERTISING

         A. Contractor shall maintain as confidential any specifications, drawings, blueprints, data, business information, trade secrets, or other confidential information (collectively, "Confidential Information") which Contractor learns or acquires by virtue of this Agreement, except that Contractor may disclose Confidential Information pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that Contractor has given Buyer at least 10 days prior detailed written notice of the need for such disclosure and Contractor takes all steps possible to assure that a protective order, acceptable to



-----------
* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


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
Buyer, exists prior to disclosure. Contractor further agrees to protect the Confidential Information against disclosure by its employees and subcontractors.

         B. Contractor may disclose Confidential Information only to Contractor's employees and subcontractors who have a need to know and, prior to such disclosure, have signed and delivered to Contractor and Buyer a confidentiality agreement satisfactory to Buyer in form and substance. In accordance with Buyer's written instructions at any time, Contractor agrees to destroy or otherwise dispose of all Confidential Information.

         C. Without Buyer's prior written consent, Contractor shall not in any manner disclose (except to its banks as required for financing), advertise or publish the existence of this Agreement nor the terms of transactions under this Agreement, which shall be considered part of the Confidential Information.

         D. The term Confidential Information shall not include information which is (i) in the public domain at the time of disclosure or afterward, except where such information becomes public due to a breach by Contractor of its obligations hereunder, (ii) in Contractor's possession, in dated documentary form, at the time obtained by Contractor in connection with this Agreement, or
(iii) disclosed to Contractor, without restriction on further disclosure, by a third party having the right to disclose the same.

IX.      OWNERSHIP

         A. Inventions and Improvements - Contractor agrees that any and all inventions, concepts, ideas and the like that are conceived or developed directly by or for Contractor, whether done by it solely or jointly with Buyer or any third parties, and that are improvements of, or otherwise relate specifically to, any Product or the design, engineering, testing, manufacturing or other services rendered hereunder by Contractor (excluding, however, manufacturing processes, if the development of such processes was not funded by Buyer), shall be promptly disclosed by Contractor to Buyer and shall be assigned to, and be the exclusive property of, Buyer. Contractor warrants that all such assignments shall be free of any rights of third parties, and agrees to indemnify and hold Buyer harmless against any loss, damage or expense, including reasonable attorneys fees, resulting from any breach of this warranty. Contractor further agrees to assist Buyer, as Buyer may reasonably request and at Buyer's expense for Contractor's resulting reasonable and necessary out-of-pocket expenses (excluding attorneys fees insofar as such fees are the result of legal counsel concerning the scope or nature of Contractor's obligations hereunder, and provided any other attorneys fees are approved in advance and in writing by Buyer), in Buyer's prosecution and defending of any infringement action, and in obtaining patents or other legal instruments to protect Buyer's proprietary interests. Contractor further agrees to execute and deliver to Buyer all documents and instruments reasonably requested by Buyer to evidence Buyer's ownership of inventions, ideas and the like that are or become Buyer's property pursuant to this paragraph.

         B. Specifications and Manuals - Contractor acknowledges that the specifications and all related writings (including without limitation operating manuals), drawings, artwork, computer




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
assisted designs and similar works (collectively, the "Materials"), whether created by Contractor solely or jointly with Buyer or any third parties, are and, as and when hereafter created, shall be assigned to, and be the exclusive property of, Buyer, and Buyer retains and shall have all right, title and interest, including copyright, relating to the Material. Contractor warrants that all such assignments shall be free of any rights of third parties, and agrees to indemnify and hold Buyer harmless against any loss, damage or expense, including reasonable attorneys fees, resulting from any breach of this warranty. Contractor further agrees to assist Buyer, as Buyer may reasonably request, in Buyer's prosecution and defending of any infringement action, and in obtaining copyrights or other legal instruments to protect Buyer's proprietary interests. Upon termination of this Agreement for any mason, Contractor agrees to return to Buyer all copies of the Materials within fourteen (14) days of such termination and copies of the same at any time within thirty (30) days of written request from Buyer; this Material shall be complete in every respect, as to permit an experienced manufacturer to manufacture, assemble, maintain and service the Products described in this Agreement. If termination occurs prior to building any particular Product, Contractor shall provide to Buyer a data package relating to that Product and containing all information updated as of the date of termination. The Material shall include a full drawing package in reproducible form and any revisions or updates, including but not limited to; GSF Autocad files, fabrication drawings, approved supplier list, test specifications, tooling specifications and drawings, manufacturing assembly instructions, routings, quality assurance protocols, test equipment, specs and drawings and engineering change notice history, device master files, and device history records. Transfer of information will be Product specific, not including Contractor's proprietary policies and procedures.

         C. Buyer's Equipment - Contractor shall install, maintain and account for Buyer's Equipment at Contractor's facility or Contractor's subcontractor's facility in accordance with GMP and ISO 9000. Contractor hereby acknowledges that the Buyer's Equipment is the sole and exclusive property of Buyer. Buyer shall provide identification and ownership tags (also called asset tags) for the Buyer's Equipment, and Contractor shall ensure that such tags are properly placed and maintained on all Buyer's Equipment. Contractor hereby covenants that, during the term of this Agreement.

                  (i) Contractor and any subcontractor of Contractor using Buyer's Equipment shall maintain it in good working condition and utilize Buyer's Equipment solely for manufacturing Buyer's requirements of Products as provided hereunder, and

                  (ii) Contractor shall not encumber any of the Buyer's Equipment, nor shall Contractor permit the Buyer's Equipment to become encumbered as a result of any act or omission of Contractor or a subcontractor of Contractor.

         D. Within Twenty (20)days following termination of this Agreement (whether as a result of expiration or otherwise), and, if sooner, as to any Buyer's Equipment needed solely for such Product(s), termination of this Agreement, pursuant to Section XlV, as to any particular Product(s), Contractor agrees to properly pack and return to Buyer, or cause to be properly packed and returned to Buyer, F.O.B. point of shipment, all Buyer Equipment, the same to be shipped to such facility as Buyer directs at Buyer's expense.




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
X.       INDEMNITY

         A. Contractor agrees to indemnify and hold Buyer, its affiliated entities, and their respective officers, directors, shareholders, employees and agents (hereinafter "lndemnitees") harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorney's fees and legal costs and disbursements) incurred on account of any injury to persons or property arising out of Contractor's negligence, reckless conduct or willful misconduct relating to this Agreement, including but not limited to (i) any failure of the contractor to manufacture the Product in conformance with the Design Specifications, (ii) any failure by the Contractor to comply with FDA GMP regulations, or (iii) the negligent manufacture of the Product by the Contractor provided, that Contractor's liability hereunder shall be reduced proportionately by the percentage of fault, if any, that may ultimately be assigned or imposed on Buyer by a court of law or arbitrator as a result of the Buyer's own negligence, reckless conduct or willful misconduct. In the event any claim is asserted or any suit is filed against Buyer for which Contractor is or may be required to indemnify Buyer under this provision, Buyer shall give Contractor prompt written notice of same. In the event of any such claim or suit against the Buyer, Buyer may at its option tender defense of the claim or suit to Contractor, in which case the Buyer shall cooperate with Contractor, at Contractor's request and expense, in the defense of such claim or suit, and Contractor shall have the sole right to defend and/or settle such a claim or suit, including selecting counsel of its choice. Regardless of whether or not Buyer tenders defense of the claim or .suit to Contractor, and regardless of whether or not Contractor chooses to accept or reject such tender, the requirement of this paragraph that Contractor fully indemnify Buyer remains in
 .full force and effect.

         B. Buyer agrees to indemnify and hold Contractor, its affiliated entities, and their respective officers, directors, shareholders, employees and agents harmless from and against all claims, losses, damages, liability, cost and expenses ( including, without limitation, attorneys' fees and legal costs and disbursements) incurred on account of any injury to persons or property arising out of the Buyer's negligence, reckless conduct or willful misconduct relating to this agreement, including, with out limitation, (i) the negligent design of any Product or (ii) furnishing incorrect or negligent design specifications: provided, however, that this indemnity shall extend only to the amount of claims, losses, damages, liability, costs and expenses not covered by insurance under Section (c) hereinbelow.

         C. Buyer agrees to add and maintain Contractor as an additional insured on Buyers product liability insurance policy. Contractor shall have the same liability protection and coverage under the policy as Buyer. The policy shall specifically waive any right of subrogation that the insurer may have against the Contractor. Buyer shall provide Contractor with a certificate of insurance verifying the foregoing provisions of this paragraph C.

XI.      FORCE MAJEURE

         Neither party shall be considered to be in default in respect of any obligation hereunder, if failure of performance shall be due to Force Majeure. If either party is affected by a Force




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
Majeure event, such party shall, within ten (10) days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required and the non-performing party shall use reasonable efforts to remedy its inability to perform. Force Majeure shall mean, without limitation, explosion, flood, fire, war (whether declared or otherwise), accident, labor strike, or other labor disturbance, sabotage, acts of God, or acts of regulatory agencies, including withdrawal or suspension of licenses and consents, which are unforeseeable or unavoidable and beyond the control and without the fault or negligence of a party.

XII.     REGULATORY MATTERS

         A. Complaints - Buyer shall forward to Contractor copies of customer complaints, user reports and MDR's relating to the any Product and Contractor shall cooperate fully with the Buyer in investigating such complaints. In the event that customer complaints or user reports are received by the Contractor they shall be forwarded to the Buyer. Upon the request of the Buyer, and at a charge mutually agreed upon between the parties, Contractor shall conduct a comprehensive analysis and test of any Product subject to a complaint and shall promptly provide Buyer with a written report on such analysis and testing period.

         B. Registration - Contractor hereby represents to Buyer that it shall, at its sole cost and expense, timely register with the FDA as a Contract Medical Device Manufacturer, or cause to be timely registered with the FDA, in accordance with the Federal Food, Drug and Cosmetic Act 21 CFR Part 807 as amended, each establishment which Contractor or a subcontractor of Contractor intends to use to manufacture, and/or make repairs to, any Product.

         C. FDA Inspection Reports - Contractor shall provide the Buyer with copies of any FDA Form 483 observations, follow-up warning letters and/or close-out reports for those portions of FDA GMP compliance inspection reports relating specifically to the manufacture of the Product(s) for any manufacturer's facility where the Product(s)is manufactured.

         D. Contacts - Each party shall designate an individual within its organization to be the primary contact regarding regulatory issues. Such individual can be changed by giving written notice thereof to the other party.

XIII.    NOTICES

         A. Any notice given under this Agreement shall be written or sent by telex or facsimile. Written notice shall be sent by registered mail or by certified mail, postage prepaid, return receipt requested. Any telex or facsimile notice must be followed within three (3) days by written notice. All notices shall be effective when first received at the following addresses:





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
          If to Contractor:                            If to Buyer:

          Contracts Manager                            Thomas R.  Bremer, Senior Vice President
          SeaMED Corporation                           and General Counsel United States Surgical Corporation
          14500 NE 87th Street                         150 Glover Avenue
          Redmond, WA 98052                            Norwalk, CT 06856

          with copies to:                              with copies to:
          Vice President, Operations                   Thomas D. Guy, Senior Vice President,
          Manager, Customer Support                    Operations
          Vice President, Regulatory Affairs and
          Quality Assurance

XIV.     TERMINATION

         (A) The term of this Agreement shall commence with the date hereof and terminate upon expiration of the last-to-expire Purchase Term, but may be sooner terminated as follows:

                 (i) by either party, upon at least 45 days prior notice, if the other party breaches any of its obligations under this Agreement and fails to cure such breach within the 45 days;

                (ii) by either party, upon notice after commencement of any voluntary or involuntary bankruptcy, liquidation or insolvency proceedings against the other party or if the other party executes an assignment for the benefit of creditors; or

               (iii) termination by Buyer of this Agreement as to all Products, pursuant to the immediately succeeding provisions of this Section XIV.A.

         Upon notice to Contractor, Buyer may terminate this Agreement as to any Product or Products for which Contractor fails to meet the estimated dates for phase completions, or time and material estimated costs, stated in Exhibit B, as the same may be amended by written agreement of the parties from time to time, or delivery dates for Products as stated in Buyer's Purchase Orders in accordance with the provisions of this Agreement, excluding, however, any delays caused by Buyer or any events of Force Majeure.

         (B) In the event that this Agreement is terminated, the parties agree as follows:

                 (i) Regardless of which party terminates this Agreement, Buyer shall buy from Contractor, at cost plus normal mark-up, any and all transferable parts which are in inventory or are on order and non-cancelable by Contractor, insofar as such were purchased to fill Buyer's purchase orders or were purchased, with Buyer's written approval, to meet Buyer's production forecasts. Buyer shall reimburse Contractor for all finished goods that would, but for such termination, have been subject to delivery to Buyer within 30 days (or any longer period in any particular instance, insofar as USSC consents in writing to such longer period) following termination, as well as work in process and raw materials inventory either on hand or on order and non-cancelable by Contractor, insofar as such were purchased or produced to fill Buyer's purchase orders or were purchased or produced, with Buyer's written approval, to meet Buyer's production forecasts. Contractor shall complete any work in process if so requested by Buyer as if no termination notice was given.

                (ii) If Buyer terminates this agreement as to any or all Products, and if Buyer so requests, Contractor shall provide to Buyer design details and tooling and work in process relating to that Product. Buyer shall be responsible for all costs associated with establishing an alternate source, including but not limited to copying records and transferring transferable parts to an alternate source.. Buyer shall also reimburse Contractor for all outstanding time and material costs incurred and all non-cancelable committed time and material costs associated with the pre-production phase of this Agreement. Regardless of which party terminates this Agreement, Contractor shall provide to Buyer, upon termination, a complete listing of parts including traceability records.

XV.      SURVIVAL

         A. The provisions of Sections VII, VIII, IX, X, XlX, XX, and, as it relates to any Products purchased by Buyer prior to termination of this Agreement, Section II D, shall survive termination of this Agreement (whether by expiration or otherwise) as follows: (i) indefinitely, as to Section X, and (ii) for the post-termination period stated in the other Sections, or, if no such period is stated, 5 years.

XVI.     GENERAL

         A. Only the authorized representatives of the parties may amend or waive provisions of this Agreement, which amendment shall only be effective if in writing and signed by such representatives. If either party fails to enforce any term of this Agreement, failure to enforce on that occasion shall not prevent enforcement on any other occasion.

         B. As used in this Agreement, except where otherwise noted, the term "days" shall mean calendar days.

         C. Contractor, including its agents and employees., is an independent contractor and not an agent or employee of Buyer. Without limiting the generality of the foregoing, Contractor is not authorized to, and shall not, represent or make any commitments on behalf of Buyer, and Buyer expressly disclaims any liability therefor.

         D. All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court, such invalidity shall not affect the enforceability of any other provisions hereof. This Agreement and any Purchase Orders issued hereunder shall be governed by and interpreted in accordance with the laws of the State of Washington.

XVII.    BUSINESS REVIEWS

         A. Buyer and Contractor shall, each at their own expense, meet periodically, at Buyer's .option either by telephone or in person, to review performance and business transacted, and to identify and resolve those issues which have arisen since the last business review meeting.

         B. Buyer and Contractor shall furnish agenda items not later than one
(1) week prior to scheduled business review meetings. Minutes shall document action items, open items, and committed dates which may be the result from such business review meetings, and shall be sent by the drafting party to the other party within ten (10) days after each meeting.

XVIII.   INSURANCE

         A. Contractor agrees to carry at all times, and with companies reasonably acceptable to Buyer, insurance of the kinds and in the amounts listed below:

                 (i) Worker's Compensation statutory limits in each state in which Contractor is required to provide Worker's Compensation coverage.

                (ii) Employee's Liability not less than [*] per employee.

               (iii) Comprehensive General Liability - including Contractual Liability, Independent Contractor's Liability, Products and/or Completed Operations Liability, and Personal Injury / Property Damage Coverage's in a combined single limit of not less than [*].

                (iv) Automobile Liability for owned, non-owned and hired vehicles in a combined single limit of not less than [*].

                 (v) Umbrella Liability a combined single limit of not less than [*].

         B. Buyer agrees to carry at all times, and with companies reasonably acceptable to Contractor, insurance of the kinds and in the amounts listed below, and, as to its product liability policy as it relates to Products sold by Buyer, to include Contractor as an additional insured'

                 (i) Comprehensive General Liability - including Contractual Liability, Products and/or Completed Operations Liability, and Personal Injury / Property Damage Coverages in a combined single limit of not less than [*]

                (ii) Umbrella Liability a combined single limit of not less than [*].

         Upon request of either party, the other shall provide to such party a certificate(s) of insurance evidencing the above coverages.

-----------

* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

XIX.     LIMITATION OF LIABILITY

         A. Except as otherwise provided in this Agreement, neither party shall be liable for special, indirect, incidental, or consequential damages. The foregoing limitation shall not limit Contractor's liability for any costs, expenses, and damages arising out of or in connection with: claims brought by third parties; Contractor's unauthorized disclosure of Buyer's confidential information; or any indemnification granted by Contractor in connection with this Agreement.

         B. In no event shall Buyer's liability to Contractor exceed the total amount to be paid by Buyer to Contractor hereunder.

XX.      NO IMPLIED LICENSE

         The parties understand that, except as may be otherwise expressly stated herein, neither the Terms or Conditions of this Agreement, nor the acts of either party arising out of this Agreement or related to Buyer's purchase, use, sale, or other distribution of Product may be considered in any way as a grant of any license whatsoever under any of Buyer's present or future patents, copyrights, trademarks, trade secrets, or other proprietary rights, nor is any such license granted by implication, estoppel, or otherwise.

         IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement under seal as of the date(s) set forth below.

SEAMED CORPORATION                       UNITED STATES SURGICAL CORPORATION

By:  /s/ DONALD RICH                     By: /s/ THOMAS D. GUY
   ----------------------------             ----------------------------
Title: Sr. V.P., Operations              Title: Sr. V.P., Operations
      -------------------------                -------------------------
Date: March 25, 1997                     Date: April 7, 1997
     --------------------------               --------------------------